As filed with the Securities and Exchange Commission on November 4, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DOCUMENT SECURITY SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	2650	16-1229730
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Canal View Boulevard, Suite 104

Rochester, New York 14623

+1-585-325-3610

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank D. Heuszel

Chief Executive Officer

Document Security Systems, Inc.

200 Canal View Boulevard, Suite 104

Rochester, New York 14623

+1-585-325-3610

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darrin M. Ocasio Sichenzia Ross Ference LLP 1185 Avenue of the Americas New York, NY 10036 Telephone: +1-212-930-9700	Mitchell S. Nussbaum Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: +1-212-407-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.02 per share (3)	$20,700,000	$2,258.37

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the aggregate offering price of the additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, the shares of Common Stock registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated November 4, 2020

DOCUMENT SECURITY SYSTEMS, INC.

$18,000,000

Common Stock

We are offering                     shares of our common stock in a firm commitment underwritten public offering.

Our common stock is listed on the NYSE American LLC under the symbol “DSS.” The last reported sale price of our common stock on the NYSE American LLC on November 3, 2020, was $4.53 per share.

The public offering price per share of common stock will be determined between us and the underwriters based on market conditions at the time of pricing, and may be at a discount to the then current market price. Therefore, the recent market price used throughout this preliminary prospectus may not be indicative of the final offering price.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

Investing in our common stock involves risks that are described in the “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

	Per Share	Total
Public offering price	$	$18,000,000
Underwriting discount (1)	$	$1,440,000
Proceeds, before expenses, to us (1)	$	$16,560,000

(1)	The underwriters will receive compensation in addition to the underwriting discount. See the “Underwriting” section of this prospectus for additional information regarding total underwriter compensation.

We have granted a 45-day option to the underwriters to purchase up to                 additional shares of common stock solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment therefor on or about         , 2020.

Aegis Capital Corp.

The date of this prospectus is          , 2020

You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the applicable document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus and any such free writing prospectus outside of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus (as it may be supplemented or amended) and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above, as well as the risk factors referred to on page 7 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this prospectus and the documents incorporated by reference in their entirety, including the “Risk Factors” included in this prospectus and incorporated by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements incorporated by reference in this prospectus.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Company Overview

Document Security Systems, Inc. (together with its consolidated subsidiaries (unless the context otherwise requires), referred to herein as “Document Security Systems,” “DSS,” “we,” “us,” “our” or the “Company”) operates in eight business lines through eight (8) DSS subsidiaries located around the globe.

Of the eight subsidiaries, three of those have historically been the core subsidiaries of the Company:

(1)	Premier Packaging Corporation (DSS Packaging and Printing Group) operates in the paper board folding carton, smart packaging and document security printing markets. It markets, manufactures and sells paper products designed to protect valuable information from unauthorized scanning, copying, and digital imaging.

(2)	DSS Digital Inc. and its subsidiaries (DSS Digital Group) research, develop, market and sell the Company’s digital products worldwide. The primary product is AuthentiGuard®, which is a brand authentication application that integrates the Company’s counterfeit deterrent technologies with proprietary digital data security-based solutions.

(3)	DSS Technology Management Inc., manages, licenses and acquires intellectual property (“IP”) assets for the purpose of monetizing these assets through a variety of value-enhancing initiatives, including, but not limited to, investments in the development and commercialization of patented technologies, licensing, strategic partnerships and commercial litigation.

In addition to the subsidiaries listed above, in 2019 and early 2020, DSS has created five new wholly owned subsidiaries:

(4)	DSS Blockchain Security, Inc., intends to specialize in the development of blockchain security technologies for tracking and tracing solutions for supply chain logistics and cyber securities across global markets.

(5)	Decentralize Sharing Systems, Inc., seeks to provide services to assist companies in the new business model of the peer-to-peer decentralized sharing marketplaces. It also has established a direct marketing or network marketing business line which is designed to sell products or services directly to the public through independent distributors, rather than selling through the traditional retail market.

(6)	DSS Securities, Inc., has been established to develop or to acquire assets in the securities trading or management arena, and to pursue two parallel streams of digital asset exchanges in multiple jurisdictions: (i) securitized token exchanges, focusing on digitized assets from different vertical industries and (ii) utilities token exchanges, focusing on “blue-chip” utility tokens from solid businesses.

(7)	DSS BioHealth Security, Inc., is our business line which we will intend to invest in or to acquire companies related to the biohealth and biomedical field, including businesses focused on the research to advance drug discovery and development for the prevention, inhibition, and treatment of neurological, oncology and immuno-related diseases. This new division will place special focus on open-air defense initiatives, which curb transmission of air-borne infectious diseases such as tuberculosis and influenza, among others.

(8)	DSS Secure Living, Inc., intends to develop top of the line advanced technology, energy efficiency, quality of life living environments and home security for everyone for new construction and renovations of residential single and multifamily living facilities.

Our four reporting segments are as follows:

DSS Packaging and Printing Group - Operating under the name Premier Packaging Corporation, the DSS Packaging and Printing Group produces custom packaging serving clients in the pharmaceutical, nutraceutical, beverage, specialty foods, photo packaging and direct marketing industries, among others. The group also provides active and intelligent packaging and document security printing services for end-user customers along with technical support for our technology licensees. The division produces a wide array of printed materials, such as folding cartons and paperboard packaging, security paper, vital records, prescription paper, birth certificates, secure coupons and parts tracking forms. The division also provides resources and production equipment for our ongoing research and development of security printing, authentication and related technologies.

DSS Digital Group - This division researches, develops, markets and sells worldwide the Company’s digital products, including and primarily our AuthentiGuard® product, which is a brand authentication application that integrates the Company’s counterfeit deterrent technologies with proprietary digital data security-based solutions. The AuthentiGuard® product allows our customers to implement a security mark utilizing conventional printing methods that is copy and counterfeit-resistant and that can be read and recorded utilizing smartphones and other digital image capture devices, which can be utilized by that customer’s suppliers, field personnel and end users throughout its global product supply and distribution chains.

DSS Technology Management - Since its acquisition in 2013, DSS Technology Management’s primary mission has been to monetize its various patent portfolios through commercial litigation and licensing. Except for investment in its social networking related patents, we have historically partnered with various third-party funding groups in connection with patent monetization programs. It is our intent to de-emphasize and ultimately wind down this business line. While Management will continue to assert and defend the existing patents and purse potential infringements as they are identified, we do not intend to seek out new patent portfolios.

Direct Marketing - Direct marketing or network marketing is designed to sell products or services directly to the public through independent distributors, rather than selling through the traditional retail market. We believe this business has significant growth potential in the now popular “gig economy”. Consistent with the Company’s strategic business plan and vision, we plan to enter the direct marketing or network marketing industry and take advantage of the opportunities that exist. We have entered into partnerships with existing direct marketing companies to access U.S., Canadian, Asian and Pacific Rim markets. In addition, we have acquired various domestic and international operating licenses from those companies. Through the acquisitions we have secured product licenses, formulas, existing sales networks, patents, web sites, and other resources to initiate sales and revenue generation for this line and launched our HWHGIG and HWH Marketplace direct selling platforms.

Recent Developments

American Medical REIT Inc.

On March 3, 2020 the Company, via its subsidiary DSS Securities, entered into a share subscription agreement and loan arrangement with LiquidValue Asset Management Pte Ltd., AMRE Asset Management, Inc. and American Medical REIT Inc. under which it acquired a 52.5% controlling ownership interest in AMRE Asset Management Inc. (“AAMI”) which currently has a 93% equity interest in American Medical REIT Inc. (“AMRE”). AAMI is a real estate investment trust (“REIT”) management company of which sets the strategic vision and formulate investment strategy and manages the assets and liabilities for AMRE. AMRE is organized for the purposes of acquiring hospitals and other acute or post-acute care centers from leading clinical operators with dominant market share in secondary and tertiary markets and leasing each property to a single operator under a triple-net lease. To date, AAMI and AMRE has not generated revenue.

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Alset International Limited (formally Singapore eDevelopment Limited)

As of March 31, 2020, the Company owned 83,174,129 ordinary shares of Alset International Limited (“Alset Intl”, formally Singapore eDevelopment Limited) a company incorporated in Singapore and publicly listed on the Singapore Exchange Limited, at an exercise price of SGD$0.04 (US$0.029) per share and warrants to purchase an additional 44,005,182 ordinary shares at an exercise price of SGD$0.04 (US$0.029) per share. On June 25, 2020, the Company exercised those warrants bringing its total ownership to 127,179,311 shares or approximately 10% of the outstanding shares of Alset Intl at September 30, 2020. As of June 30, 2020 the Company carried its investment in Alset Intl at cost, less impairments under ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities”. During the third quarter 2020, the Company determined that the investments has a readily determinable fair value based on the volume of shares traded on the Singapore Exchange which evidences a ready market for shares, as well as a consistent and observable market price. Accordingly, this investment is now classified as a marketable security and is classified as long-term assets on the consolidated balance sheets as the Company has the intent and ability to hold the investments for a period of at least one year. The Company’s marketable equity securities are measured at fair value with gains and losses recognized in other income (expense). At the time of change the Company recorded an unrealized gain of approximately $2.1 million. The Chairman of the Company, Mr. Heng Fai Ambrose Chan, is the Executive Director and Chief Executive Officer of Alset Intl. Mr. Chan is also the majority shareholder of Alset Intl as well as the largest shareholder of the Company. The fair value of the marketable security as of September 30, 2020 was approximately $5,583,000.

Sharing Services Global Corp.

As of June 30, 2020, the Company, had acquired and owned approximately 17% of the issued and outstanding shares of Sharing Services Global Corp. (“SHRG”), a publicly traded company, as marketable equity security investment. In the 3rd quarter of 2020, the Company, through a series of class A common shares acquisitions in July 2020, the Company acquired in aggregate, an ownership interest in SHRG of greater than 20%. At that time, it was determined that the Company had the ability to exercise significant influence over SHRG. Accordingly, on July 22nd, the Company began prospectively utilizing the equity method of accounting for its investment into SHRG in accordance with ASC Topic 323 and will recognize our share of their earnings and losses within our consolidated statement of operations and comprehensive income (loss). Due to a lag in financial reporting of SHRG, the Company has not recorded any share of earnings or losses during the period ended September 30, 2020. On a go-forward basis, earnings or losses from SHRG will be recorded on a two-month lag. As of July 22, 2020, the Company owned 62,417,593 class A common shares of SHRG with an adjusted basis of $11.3 million. As of September 30, 2020, the Company held 62,457,378 class A common shares equating to a 32.2% ownership interest in SHRG and prior to adopting the equity method had recorded unrealized gains on marketable securities of approximately $6.1 million for the nine months then ended. As of July 22, 2020, the carrying value of the Company’s equity method investment exceeded our share of the book value of the investee’s underlying net assets by approximately $9.5 million, which represents primarily intangible assets and goodwill arising from acquisitions.

Acquisition of Impact BioMedical

On August 21, 2020, we closed the share exchange agreement we entered into on April 27, 2020, with DSS BioHealth Security, Inc., our wholly owned subsidiary (“DBHS”), Alset Intl, and Global BioMedical Pte Ltd, a Singapore corporation and wholly owned subsidiary of Alset Intl (“GBM”), pursuant to which, among other things, DBHS acquired all of the outstanding capital stock of Impact BioMedical Inc., a Nevada corporation and wholly owned subsidiary of GBM (“Impact BioMedical”), through a share exchange, with Impact BioMedical becoming a direct wholly owned subsidiary of DBHS. Impact BioMedical strives to leverage its scientific know-how and intellectual property rights to provide solutions that have been plaguing the biomedical field for decades. By tapping into the scientific expertise of its partners, Impact BioMedical has undertook a concerted effort in the research and development (R&D), drug discovery and development for the prevention, inhibition, and treatment of neurological, oncological and immune related diseases. The consideration for the Impact BioMedical shares was the following issued to GBM by DSS: (i) 483,333 newly issued shares of common stock of DSS, nominally valued at $3,132,000, or $6.48 per share; and (ii) 46,868 newly issued shares of a new series of perpetual convertible preferred stock of DSS (the “Series A Preferred Stock”) with a stated value of $46,868,000, or $1,000 per share, for a total consideration valued at $50 million. The Series A Preferred Stock is convertible into shares of common stock of DSS at a conversion price of $6.48 of preferred stock stated value per share of common stock, subject to a 19.9% beneficial ownership conversion limitation (a so-called “blocker”) based on the total issued outstanding shares of common stock of DSS beneficially owned by GBM. Holders of the Series A Preferred Stock have no voting rights, except as required by applicable law or regulation, and no dividends will accrue or be payable on the Series A Preferred Stock. The holders of Series A Preferred Stock are entitled to a liquidation preference of $1,000 per share, and the Company has the right to redeem all or any portion of the then outstanding shares of Series A Preferred Stock, pro rata among all holders, at a redemption price per share equal to the liquidation value per share. Both the Company and Alset Intl obtained approvals of the acquisition transaction from their respective shareholders.

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We are currently in the process of completing the purchase price accounting and related allocations associated with the acquisition of Impact BioMedical. Due to several factors, including a discount for illiquidity, the value of the Series A Preferred Stock was discounted from $46,868,000 to $35,187,000, thus reducing the final consideration given to approximately $38,319,000. The Company is also in the process of completing valuations and useful lives for certain Technology and In Process Research & Development assets acquired in the transaction and the purchase price allocation will be completed with finalization of those valuations. We expect the preliminary purchase price accounting to be completed during the three months ending December 31, 2020. As of September 30, 2020, Impact Biomedical has not generated revenue.

On October 16, 2020, GBM converted 4,293 shares of our Series A Preferred Stock having a par value of $0.02 per share in exchange for 662,500 restricted shares of our common stock based upon a liquidation value of $1,000 and a conversion price of $6.48 per share pursuant to Section 8.2(a) of the Certificate of Designation of Series A Convertible Preferred Stock.

Included in the Company’s Schedule 14A filing on November 2, 2020, we are asking our stockholders to approve, pursuant to Rule 713 of the NYSE American, the potential issuance of shares of the Corporation’s common stock, representing equal to or greater than 20% or more of presently outstanding stock, issuable upon conversion of our Series A Preferred Stock issued by the Company to GBM by increasing the 19.9% beneficial ownership conversion limitation to 50.99%.

Alset Intl’s Chief Executive Officer and largest shareholder is Heng Fai Ambrose Chan, the Chairman of the Board and largest shareholder of DSS.

Alset Title Company

In August 2020 the Company’s wholly owned subsidiary, DSS Securities, Inc. entered into a corporate venture to form and operate a real estate title agency, under the name and flagging of Alset Title Company, Inc, a Texas corporation (“ATC”). DSS Securities, Inc., will own 70% of this venture, with the other two shareholders being attorneys necessary to the state application and permitting process. There was no activity for the nine months ended September 30, 2020.

Presidio Property Trust

On October 7, 2020, DSS Securities, Inc. took part in an initial public offering of Presidio Property Trust, Inc., a Maryland corporation (“Presidio”), that invests primarily in commercial properties, such as office, industrial and retail properties, as well as in residential model home properties, in regionally dominant markets across the United States. As part of this offering, we purchased 200,000 shares of Presidio’s Series A Common Stock at $5.00 per share for a total purchase price of $1,000,000.

BMI Capital International LLC

On September 10, 2020, the Company’s wholly owned subsidiary DSS Securities, Inc. entered into membership interest purchase agreement with BMI Financial Group, Inc. a Delaware corporation (“BMIF”) and BMI Capital International LLC, a Texas limited liability company (“BMIC”) whereas DSS Securities, Inc. purchased 14.9% membership interests in BMIC for $100,000. DSS Securities also has the option to purchase an additional 10% of the outstanding membership interest. This option expires on September 10, 2022. BMIC is a broker-dealer registered with the Securities and Exchange Commission, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and is a member of the Securities Investor Protection Corporation (“SIPC”). The Company’s chairman of the board and another independent board member of the Company also have ownership interest in this joint venture.

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Equipment Line of Credit

On July 31, 2020, Premier Packaging Corporation entered into a Loan Agreement and accompanying Term Note Non-Revolving Line of Credit Agreement with Citizens pursuant to which Citizens agreed to lend up to $900,000 to permit Premier Packaging Corporation to purchase equipment from time to time that it may need for use in its business. The aggregate principal balance outstanding under the Equipment Acquisition Line of Credit bears interest thereon at a per annum rate of 2% above the LIBOR Advantage Rate until the Conversion Date (as defined in the Term Note Non-Revolving Line of Credit). Effective on the Conversion Date, the interest shall be adjusted to a fixed rate equal to 2% above the bank’s Cost of Funds, as determined by Citizens. As of September 30, 2020, the loan had a balance of $0 and Premier Packaging Corporation still has available $900,000 for equipment borrowings.

Annual Meeting of Stockholders; Proposed Name Change and Change of Domicile

On November 2, 2020, the Company filed its definitive Form 14A proxy materials for our 2020 Annual Meeting of Stockholders. The purpose of the meeting is to (1) elect eight director nominees to the Company’s Board of Directors to hold office until the next Annual Meeting of Stockholders; (2) ratify Freed Maxick CPAs, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; (3) provide an advisory vote on executive compensation; (4) approve, pursuant to Rule 713 of the NYSE American, the potential issuance of shares of the Corporation’s common stock, par value $0.02 per share representing equal to or greater than 20% but not more than 50.99% of presently outstanding stock, issuable upon conversion of our Series A Convertible Preferred Stock, issued by the Company to GMB on August 21, 2020 in accordance with the Share Exchange Agreement dated April 27, 2020, by increasing the beneficial ownership limitation of the Series A Convertible Preferred Stock; and (5) approve the reincorporation of the Company from New York to Texas, pursuant to a merger of the Company with and into a newly-formed Texas corporation that will initially be a wholly-owned subsidiary of the Company, resulting in a change in name of the Company from “Document Security Systems, Inc.” to “Alset, Inc.”

Financial Impact of COVID-19 Pandemic

The COVID-19 pandemic has created global economic turmoil and has potentially permanently impacted how many businesses operate and how individuals will socialize and shop in the future. The Company continues to feel the effect of the COVID-19 business shutdowns and consumer stay-at-home protections. But the effect of the economic shutdown has impacted our business lines differently; some more severely than others. In most cases we believe the negative economic trends and reduced sales will recover over time. However, management had determined that one of its business lines, DSS Plastics, has been, and will continue to be, more severely impacted by the pandemic than our other divisions. We do not believe this is a short-term phenomenon. We expect that this business may be permanently impacted because we believe that both consumer and corporate future travel habits will be negatively impacted, and as a result, use of hotel access cards will be diminished. We believe that conventions and sporting events will be fewer and smaller in attendance, and therefore demand for our card identification products will be reduced. Further, we believe that physical security cards and individual IDs will be replaced by more digital and optical technologies. As a result, management has decided to fully impair its goodwill related to DSS Plastics. The impact to DSS’s first quarter earnings of this impairment was approximately $685,000.

Exit of Plastic Printing Business

On May 22, 2020, our management announced that it had committed to a restructuring plan to further reduce our operating expenses in response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its potential permanent impact on our plastics business. As part of this restructuring, our management had decided to exit our plastic printing business line, which we operate under Plastic Printing Professionals, Inc. (DSS Plastics Group), a wholly-owned subsidiary of the Company, and to fully impair our goodwill related to DSS Plastics Group. The sale of DSS Plastics Group was consummated and closed on August 14, 2020. The remaining assets of DSS Plastics Group were either sold, separately disposed, or retained by other existing DSS businesses lines.

In addition, we have initiated efforts to sub-lease the DSS Plastics Group property, which has approximately 3.5 years remaining on its lease term at an estimated annual lease cost of $240,000 per year. Ongoing costs in connection with the closing of this business line will be associated primarily with lease related costs. Further, the impact to our earnings of the goodwill impairment for our first quarter ended March 31, 2020, and the nine months ended September 30, 2020, was approximately $685,000

Corporate Information

Our principal executive offices are located at 200 Canal View Boulevard, Suite 104, Rochester, New York 14623, USA. Our telephone number is +1-585-325-3610. Our corporate website is www.dsssecure.com. Information contained in or accessible through our website is not part of this prospectus.

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THE OFFERING

Common stock offered by us	shares

Common stock outstanding prior to this offering (as of October 29, 2020)	5,836,212 shares

Common stock to be outstanding immediately following this offering	shares

Underwriters’ option to purchase additional shares from us	shares

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $16.2 million, or approximately $18.6 million if the underwriter exercises its overallotment option, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering, together with our existing cash, to fund (1) the development and growth of our new business lines, (2)acquisition opportunities, (3) the Company’s general corporate and working capital needs We estimate that at least $9.2 million of the net proceeds from this offering will be invested into our new business line growth and development, $5.5 million for possible acquisitions or investments in complementary businesses, products, services, technologies or existing assets, and approximately $1.5 million of the net proceeds from this offering will be used for general corporate and working capital needs. See “Use of Proceeds” below.

Dividend policy	We have never paid cash dividends, and we do not anticipate paying a cash dividend in 2020 or 2021. We anticipate that we will retain any earnings and other cash resources for investment in our business. The payment of dividends on our common stock is subject to the discretion of our board of directors and will depend on our operations, financial position, financial requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors that our board of directors deems relevant.

Risk factors	An investment in our common stock involves a high degree of risk. You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NYSE American symbol	DSS

The number of shares of common stock to be outstanding after this offering is based on 5,836,212 shares of common stock outstanding at October 29, 2020, and excludes the following:

●	19,261 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $150.44 per share;

●	40,681 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $33.52 per share;

●	6,570,174 shares of common stock issuable upon conversion of the outstanding Series A Preferred Stock, subject to a beneficial ownership conversion limitation; and

●	191,314 shares of common stock reserved and available for issuance under our equity compensation plans.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercise by the underwriters of their option to purchase up to                      additional shares of common stock in this offering.

6

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the risk factors filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2020, which are incorporated by reference in this prospectus, as well as those set forth below, which update the risk factors in that Current Report. These risk factors contain, in addition to historical information, forward looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward looking statements. The occurrence of any of the adverse developments described in the following risk factors and in the documents incorporated herein by reference could materially and adversely harm our business, financial condition, results of operations or prospects. In such event, the value of our common stock could decline, and you could lose all or a substantial portion of the money that you pay for our common stock. In addition, the risks and uncertainties discussed below and in the documents incorporated herein by reference are not the only ones we face. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus (as supplemented or amended) and the documents incorporated by reference in this prospectus.

Risks Relating to Our Business

We have secured indebtedness, and a potential risk exists that we may be unable to satisfy our obligations to pay interest and principal thereon when due or negotiate acceptable extensions or settlements.

We have outstanding indebtedness (described below), most of which is secured by assets of various DSS subsidiaries and guaranteed by the Company. Given our history of operating losses and our cash position, there is a risk that we may not be able to repay indebtedness when due. If we were to default on any of our other indebtedness that require payments of cash to settle such default and we do not receive an extension or a waiver from the creditor and the creditor were to foreclose on the secured assets, it could have a material adverse effect on our business, financial condition and operating results.

As of September 30, 2020, we had the following significant amounts of outstanding indebtedness:

●	$1,110,000 due under a promissory note with Citizens Bank used to purchase our packaging division facility. We are required to pay monthly installments of $7,000 with interest fixed at 4.22% until June 2029, at which time a balloon payment of the remaining principal balance will be due. The promissory note is secured by a first mortgage on our packaging division facility.

●	$900,000 in a term note non-revolving line of credit with Citizens Bank used by Premier Packaging Corporation (“Premier Packaging”) to purchase equipment. Effective on the Conversion Date, the interest shall be adjusted to a fixed rate equal to 2% above the bank’s Cost of Funds, as determined by Citizens. The note had no borrowings against it as of September 30, 2020.

●	$801,000 in a term note non-revolving line of credit with Citizens Bank used by Premier Packaging Corporation (“Premier Packaging”) to purchase equipment. The note is amortized over a 48-month period and payable in monthly installments of $13,000. Interest accrues at 1 Month LIBOR plus 2.00%.

●	$100,000 in a zero-interest promissory note entered into by the Company’s DSS Asia subsidiary to acquire Guangzhou Hotapps Technology Pte Ltd., a Chinese company. This note was paid in full in October 2020.

●	$800,000 revolving credit line with Citizens Bank by Premier Packaging payable in monthly installments of interest only. The revolving credit line bears interest at 1 Month LIBOR plus 2.0% and had no borrowings against it at as of September 30, 2020.

●	$200,000 unsecured promissory note between AMRE and LiquidValue Asset Management Pte Ltd. The note calls for interest to be paid annually on March 2 with interest fixed at 8.0% and matures on March 2, 2022. The holder is a related party owned by the Chairman of the Company’s board of directors.

●	$1,072,000 under the Paycheck Protection Program, which was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), and provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. As of August 4, 2020, pursuant to the terms of the SBA PPP program, the Company submitted applications for Premier Packaging and DSS Digital for a requested 100% loan forgiveness. AAMI, pursuant to the terms of the SBA PPP program, submitted its application for 100% loan forgiveness in October 2020.

The Citizens credit facilities for the Company’s subsidiary, Premier Packaging, contain various covenants including fixed charge coverage ratio, tangible net worth and current ratio covenants which are tested annually at December 31. For the year ended December 31, 2019, Premier Packaging was in compliance with the annual covenants.

7

The value of our intangible assets and investments may not be equal to their carrying values.

As of September 30, 2020, we had approximately $39.5 million of net intangible assets. Approximately $38.3 million is associated with the acquisition of Impact Biomedical, Inc. The Company is in the process of completing valuations and useful lives for certain Technology and In Process Research & Development assets acquired in the transaction and the purchase price allocation will be completed with finalization of those valuations. We expect the preliminary purchase price accounting to be completed during the three months ending December 31, 2020. Approximately $287,000 of this amount are intangible assets which derive their value from patents or patent rights. If licensing efforts and litigation are not successful, the values of these assets could be reduced. We are required to evaluate the carrying value of such intangibles and goodwill and the fair value of investments whenever events or changes in circumstances indicate that the carrying value of an intangible asset, including goodwill, and investment may not be recoverable. If any of our intangible assets, goodwill or investments are deemed to be impaired then it will result in a significant reduction of the operating results in such period. As noted above, management has determined that the goodwill of DSS Plastics has been permanently and materially impaired due to the global pandemic and other market factors.

We are proposing to amend our outstanding Series A Preferred Stock to increase the beneficial ownership limitation on conversion from 19.99% to 50.99%.

The terms of our outstanding Series A Preferred Stock currently include a limitation on the right of the holder to convert the Series A Preferred Stock to the extent that after giving effect to any such conversion the holder (together with the holder’s subsidiaries, and any other persons controlled by the holder) would then beneficially own in excess of 19.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). The current holder of the outstanding Series A Preferred Stock is GBM, a wholly owned subsidiary of Alset Intl., of which Heng Fai Ambrose Chan, our Chairman and largest stockholder, is the Chief Executive Officer and largest stockholder.

On November 2, 2020, we filed our definitive Form 14A proxy materials for our 2020 Annual Meeting of Stockholders, to be held on December 8, 2020, in which our stockholders are being asked to approve an amendment to the terms of the Series A Preferred Stock to increase the Beneficial Ownership Limitation percentage from 19.99% to 50.99% of the number of shares of common stock outstanding immediately after giving effect to a conversion.

As of the date of this prospectus, 42,575 shares of Series A Preferred Stock are outstanding, convertible into an aggregate of up to 6,570,174 shares of common stock (subject to adjustment in certain circumstances). The current Beneficial Ownership Limitation would prevent GBM from converting its Series A Preferred Stock into more than 5,000 additional shares of common stock, based on GBM’s and its controlled persons’ current beneficial ownership of 1,162,501 shares of common stock. If the amendment is approved by our shareholders at the Annual meeting, that maximum conversion number would increase to 3,700,000 shares of common stock, based on GBM’s and its controlled persons’ current beneficial ownership of common stock. The issuance of such additional shares of common stock upon a conversion of the Series A Preferred Stock would result in significant additional dilution to our common stockholders and afford them a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company. This means that our current common stockholders would in that circumstance own a smaller interest in our Company and will have less ability to influence significant corporate decisions requiring stockholder approval.

Risks Relating to This Offering

Our share price may be volatile and could decline substantially

The market price of our common stock has been and may continue to be volatile. Many factors may cause the market price for our common stock to decline, including:

●	shortfalls in revenues, cash flows or continued losses from operations;

●	delays in development or roll-out of any of our products;

●	announcements by one or more competitors of new product acquisitions or technological innovations; and

●	unfavorable outcomes from litigation.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market price of shares of companies like ours. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts, and our stock price could decline as a result. Declines in our stock price for any reason, as well as broad-based market fluctuations or fluctuations related to our financial results or other developments, may adversely affect your ability to sell your shares at a price equal to or above the price at which you purchased them. Decreases in the price of our common stock may also lead to de-listing of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. See “Use of Proceeds.” Our failure to apply these funds effectively could have a material adverse effect on our business, financial results, operating results and/or cash flow and could cause the price of our common stock to decline.

8

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $         per share, and after deducting the underwriting discount and estimated offering expenses payable by us, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $          per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our outstanding options, warrants and convertible preferred stock, and the availability for resale of certain of the underlying shares, may adversely affect the trading price of our common stock.

As of October 29, 2020, there were outstanding:

●	stock options to purchase approximately 19,261 shares of our common stock at a weighted-average exercise price of $150.44 per share;

●	40,681 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $33.52 per share; and

●	6,570,174 shares of common stock issuable upon conversion of the outstanding Series A Preferred Stock, subject to a beneficial ownership conversion limitation.

●	Our outstanding options, warrants and convertible preferred stock could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders thereof may exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding securities. For the life of the options, warrants and convertible preferred stock, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options, warrants and preferred stock would also dilute the ownership interests of our existing stockholders.

Additional financing or future equity issuances may result in future dilution to our shareholders.

We expect that we will need to raise additional funds in the future to finance our internal growth, our merger and acquisition plans, investment activities, continued research and product development, and for other reasons. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest and the newly issued securities may have rights senior to those of the holders of our common stock. The price per share at which we sell additional securities in future transactions may be higher or lower than the price per share in this offering. Alternatively, if we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to fund additional interest expense. If adequate additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully execute our business plan.

Because we do not currently intend to pay cash dividends on our common stock, stockholders will primarily benefit from an investment in our stock only if it appreciates in value.

We have never declared or paid any cash dividends on our shares of stock. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends or non-cash dividends will be at the discretion of our board of directors and will depend on factors the board of directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of any of our financing arrangements. Accordingly, realization of a gain on stockholders’ investments will primarily depend on the appreciation of the price of our stock. There is no guarantee that our stock will appreciate in value.

Other Risks

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

As of October 29, 2020, our directors, executive officers and principal stockholders (those beneficially owning in excess of 5%), and their respective affiliates, beneficially own approximately 33.4% of our outstanding shares of common stock. As a result, these stockholders, acting together, could have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. As such, these stockholders, acting together, could have the ability to exert influence over the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

●	delaying, deferring or preventing a change in corporate control;

●	impeding a merger, consolidation, takeover or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Our research coverage by industry and financial analysts is currently limited. Even if our analyst coverage increases, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

9

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $16.2 million from the sale of the shares of common stock offered in this offering, or approximately $18.6 million if the underwriters exercise their over-allotment option in full, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash, to fund (1) the development and growth of our new business lines, (2)acquisition opportunities, (3) the Company’s general corporate and working capital needs We estimate that at least $9.2 million of the net proceeds from this offering will be invested into our new business line growth and development, $5.5 million for possible acquisitions or investments in complementary businesses, products, services, technologies or existing assets, and approximately $1.5 million of the net proceeds from this offering will be used for general corporate and working capital needs.

We may change the amount of net proceeds to be used specifically for any of the foregoing purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

Although we may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, we have no current understandings, agreements or commitments to do so.

DIVIDEND POLICY

We have never paid cash dividends, and we do not anticipate paying a cash dividend in 2020. We anticipate that we will retain any earnings and other cash resources for investment in our business. The payment of dividends, whether in cash or in non-cash form, on our common stock is subject to the discretion of our board of directors and will depend on our operations, financial position, financial requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors that our board of directors deems relevant.

10

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2020:

●	on an actual basis; and

●	on an as-adjusted basis to reflect the issuance and sale by us of shares of our common stock in this offering at the public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

You should read this information together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference in this prospectus, and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of September 30, 2020
	Actual	As Adjusted
	(unaudited)	(unaudited)

Cash	$11,645,000	$
Long-term debt, net	$3,041,000	$3,041,000
Stockholders’ equity:
Preferred stock, $.02 par value; 47,000 shares authorized, issued and outstanding (0 on December 31, 2019); Liquidation value $1,000 per share, $47,000,000 aggregate.	1,000
Common stock, $0.02 par value; 200,000,000 shares authorized, 5,174,000 shares issued and outstanding (actual); issued and outstanding (as adjusted)	103,000
Additional paid-in capital	174,423,000
Non-controlling interest in subsidiary	(307,000)
Accumulated deficit	(100,905,000)
Total shareholders’ equity	73,315,000
Total capitalization	$76,356,000	$

The number of shares of our common stock to be outstanding upon completion of this offering is based on 5,174,000 shares of our common stock outstanding as of September 30, 2020, and excludes:

●	19,261 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $150.44 per share;

●	40,681 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $33.52 per share;

●	7,232,670 shares of common stock issuable upon conversion of the outstanding Series A Preferred Stock, subject to a beneficial ownership conversion limitation; and

●	191,314 shares of common stock reserved and available for issuance under our equity compensation plans.

(See “Prospectus Summary—The Offering” above for information on shares of common stock, options and warrants as of October 29, 2020.)

11

DILUTION

If you purchase our securities in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible assets (tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of September 30, 2020.

Our net tangible book value at September 30, 2020, was $32,071,000, or $6.20 per share, based on 5,174,000 shares of our common stock outstanding. After giving effect to the issuance and sale of           shares of common stock in this offering at the public offering price of $           per share, after deducting underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value at September 30, 2020, would be $           or $            per share. This represents an immediate increase in pro forma net tangible book value of $ per share to existing stockholders and an immediate dilution of $           per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share of common stock			$
Net tangible book value per share as of September 30, 2020		$6.20
Increase per share attributable to this offering	$
As adjusted net tangible book value per share as of September 30, 2020, after this offering			$
Dilution per share to new investors participating in this offering			$

If the underwriters exercise in full their option to purchase additional shares of common stock at the public offering price of $           per share, the as adjusted net tangible book value after this offering would be $           per share, representing an increase in net tangible book value of $          per share to existing stockholders and immediate dilution in net tangible book value of $             per share to purchasers in this offering at the public offering price.

To the extent that outstanding options or warrants are exercised, or we issue new options under our equity incentive plans, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that the additional capital is raised through the sale of common stock or securities convertible or exchangeable into common stock, such issuance could result in further dilution to our stockholders.

The above table excludes, as of September 30, 2020:

●	19,261 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $150.44 per share;

●	40,681 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $33.52 per share;

●	7,232,670 shares of common stock issuable upon conversion of the outstanding Series A Preferred Stock, subject to a beneficial ownership conversion limitation; and

●	191,314 shares of common stock reserved and available for issuance under our equity compensation plans.

(See “Prospectus Summary—The Offering” above for information on shares of common stock, options and warrants outstanding as of October 29, 2020.)

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the NYSE American LLC stock exchange and trades under the symbol “DSS.”

As of October 29, 2020, we had approximately 250 holders of record of our common stock. A substantially greater number of holders of our common stock are “street name,” or beneficial, holders, whose shares of record are held through banks, brokers, other financial institutions and registered clearing agencies.

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PRINCIPAL STOCKHOLDERS

The following table sets forth beneficial ownership of our Common Stock based on 5,836,212 shares of our Common Stock issued and outstanding as of October 29, 2020, by each person known by the Company to beneficially own more than 5% of the outstanding Common Stock, and by each of our directors and executive officers, and by all of the Company’s directors and executive officers as a group. The table also gives applicable percentage beneficial ownership based on shares           of our common stock assumed to be outstanding after completion of the offering, assuming no exercise by the underwriters of their option to purchase additional shares of our common stock.

Each person has sole voting and dispositive power over the shares listed opposite his or her name except as indicated in the footnotes to the table, and each person’s address is c/o Document Security Systems, Inc., 200 Canal View Boulevard, Suite 104, Rochester, New York 14623, unless otherwise indicated.

For purposes of this table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes any shares of Common Stock (including any shares issuable pursuant to warrants or options exercisable within 60 days after October 29, 2020) that a person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power (which includes the power to vote, or to direct the voting of, the shares) and/or investment power (which includes the power to dispose, or to direct the disposition of, the shares).

The percentages are calculated by dividing (a) the sum of the number of shares that person beneficially owns as of October 29, 2020, plus the number of shares such person has the right to acquire within 60 days after October 29, 2020, by (b) the sum of the total number of shares of all shareholders outstanding on October 29, 2020, plus the number of shares such person has the right to acquire within 60 days of October 29, 2020.

	Number of Shares	Percentage of Outstanding Shares Beneficially Owned
Name	Beneficially Owned	Before Offering	After Offering
Directors, Director Nominees and Named Executive Officers
Chan Heng Fai Ambrose (1)	1,936,918	33.0%		%
John “JT” Thatch	1,020	*	*
Lo Wah Wai Lowell	1,359	*	*
Lee Sassuan (Samson)	1,020	*	*
Josè Escudero	1,020	*	*
Frank D. Heuszel	2,493	*	*
Wu William Wai Leung	1,020	*	*
Chan Tung Moe	-	*	*
Jason Grady	2,493	*	*
Todd D. Macko	1,667	*	*
All officers and directors as a group (8 persons)	1,949,010	33.4%		%

5% Stockholders
Global BioMedical Pte Inc. (2)	1,171,759	19.9%

*	Less than 1%.

(1)

Consists of (a) 59,551 shares of Common Stock held by Heng Fai Holdings Limited; (b) 16,667 shares of Common Stock held by BMI Capital Partners International Limited; (c) 22,767 shares of Common Stock held by Hengfai Business Development Pte Ltd; (d) 451,293 shares of Common Stock held individually; (e) 214,881 shares of Common Stock held by LiquidValue Development Pte Ltd.; and (f) (i) 1,145,834 shares of Common Stock and (ii) 25,925 shares of Common Stock that could be obtained upon the conversion of shares of Series A Preferred Stock held by Global Biomedical Pte. Ltd., giving effect to a beneficial ownership conversion limitation.

(2)

Consists of (a) 1,145,834 shares of Common Stock and (b) 25,925 shares of Common Stock that could be obtained upon the conversion of shares of Series A Preferred Stock, giving effect to a beneficial ownership conversion limitation.

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DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.02 par value per share, 5,836,212 of which were issued and outstanding, and 46,868 shares of Series A Preferred Stock, 42,575 of which were issued and outstanding, as of October 29, 2020.

The following description of our common stock summarizes the material terms and provisions of the common stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock, please refer to our certificate of incorporation, as amended, (the “Certificate of Incorporation”) which may be further amended from time to time, and our fifth amended and restated by-laws, as further amended from time to time (the “By-laws”). The New York Business Corporation Law (“NYBCL”) may also affect the terms of these securities.

Holders of our common stock: (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Company’s board of directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of common stock, on all matters which stockholders may vote on at all meetings of stockholders; and (v) the holders of common stock have no conversion, preemptive or other subscription rights. There is no cumulative voting for the election of directors. Each holder of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, By-laws and the NYBCL

Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder’s becoming such. Such a business combination would be permitted where it is approved by the board of directors before the interested stockholder’s becoming such. Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested stockholder is generally a stockholder owning at least 20% of a corporation’s outstanding voting stock. In addition, New York corporations may not engage at any time with any interested stockholder in a business combination other than: (i) a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share that is paid by the interested stockholder and that meets certain other requirements.

A corporation may opt out of the interested stockholder provisions described in the preceding paragraph by expressly electing not to be governed by such provisions in its by-laws, which must be approved by the affirmative vote of a majority of votes of the outstanding voting stock of such corporation and is subject to further conditions. However, our By-laws do not contain any provisions electing not to be governed by Section 912 NYBCL. Under our By-laws, any corporate action to be taken by vote of the shareholders, shall be authorized by a majority of votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer and Trust Company, LLC, 6201 15th Ave., Brooklyn, NY 11219, USA, +1-800-937-5449 or +1-718-921-8124.

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UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below and the underwriters named below have agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following number of shares of our common stock:

Underwriter	Number of Shares
Aegis Capital Corp.

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the common stock offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the common stock to other securities dealers at such price less a concession of $ per share. After the initial offering, the public offering price and concession to dealers may be changed.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of additional shares of common stock from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $20,700,000.

Discounts and Commissions. The following table shows the public offering price, underwriting discount, non-accountable underwriters’ expense allowance and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

		Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$	$18,000,000	$20,700,000
Underwriting discount (8%)	$	$1,440,000	$1,656,000
Non-accountable expense allowance (1%)	$	180,000	207,000
Proceeds, before expenses, to us	$	$16,380,000	$18,837,000

We have also agreed to pay all expenses relating to the offering, including (a) all filing fees and expenses relating to the registration of the shares to be sold in the offering (including shares sold upon exercise of the underwriters’ over-allotment option) with the Securities and Exchange Commission; (b) all fees associated with the review of the offering by FINRA and all fees and expenses relating to the listing of such shares on the NYSE American; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the “blue sky” securities laws designated by the underwriters; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (e) transfer and/or stamp taxes, if any, payable upon the transfer of the shares from the Company to the representative; (f) fees and expenses of our accountants; and (g) fees and expenses of the representative, including representative’s legal counsel, not to exceed $75,000.

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We estimate that the total expenses of the offering, excluding underwriting discount and non-accountable expense allowance, will be approximately $205,000.

Discretionary Accounts. The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, (a) our executive officers and directors as of the pricing date of the offering, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the prior written consent of the representative, for a period of 90 days from the date of the offering, and (b) we, and any successor, have agreed, subject to certain exceptions, not to for a period of 90 days from the date of the pricing of the offering (1) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or (2) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit, among other things and subject to restrictions, the issuance of common stock upon the exercise of outstanding stock options and warrants or other outstanding convertible securities.

Right of First Refusal. The representative shall have a right of first refusal to act as sole book-running manager for any and all future public equity offerings of the Company or any successor as follows: until nine months after the closing date of the offering if the gross proceeds from the offering (before underwriting discounts and commissions and estimated offering expenses) are at least $15.0 million, or until twelve months after the closing date of the offering if the gross proceeds from the offering (before underwriting discounts and commissions and estimated offering expenses) are at least $18.5 million.

Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships. Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees; however, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

●	Overallotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

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●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on NYSE American.

Passive Market Making. In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the NYSE American marketplace in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the People’s Republic of China to legal or natural persons other than directly to “qualified domestic institutional investors.”

Hong Kong

Each underwriter has represented and agreed that:

●	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any of our common stock other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

●	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

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Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

●	shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	where no consideration is or will be given for the transfer; or

●	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Loeb & Loeb LLP, New York, NY.

EXPERTS

The consolidated financial statements of Document Security Systems, Inc., and Subsidiaries as of and for the years ended December 31, 2019 and 2018, incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Freed Maxick CPAs, P.C., an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Impact BioMedical Inc., and subsidiaries as of and for the years ended December 31, 2019 and 2018, incorporated in this prospectus by reference to the Company’s Amendment No. 1 filed on June 8, 2020 to Current Report on Form 8-K dated April 27, 2020, have been audited by Turner, Stone & Company, L.L.P., an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the Company, please contact Frank D. Heuszel at 585-325-3610.

Our Internet address is www.dsssecure.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 31, 2020;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020; for the quarter ended June 30, 2020, filed with the SEC on August 14, 2020; and for the quarter ended September 30, 2020, filed with the SEC on October 23, 2020,;

●	our Current Reports on Form 8-K filed with the SEC on January 15, 2020 (as amended February 27, 2020), February 12, 2020, February 21, 2020, February 25, 2020, March 6, 2020, March 17, 2020, April 17, 2020, May 1, 2020 (as amended June 8, 2020), May 5, 2020, May 7, 2020, May 29, 2020, June 8, 2020, June 19, 2020, July 1, 2020, July 7, 2020, July 31, 2020, August 11, 2020, August 19, 2020, August 27, 2020, September 25, 2020, and October 30, 2020;

●	The information under the captions “Election of Directors,” “To Approve, Pursuant to Rule 713 Of The NYSE American, the Potential Issuance of Common Stock upon Conversion of Series A Convertible Preferred by Increasing the Beneficial Ownership Limitation,” “Reincorporation of the Company from New York to Texas,” “Directors, Executive Officers and Corporate Governance” and “Executive Compensation,” in our definitive proxy statement on Form 14A for our 2020 Annual Meeting of Stockholders, filed with the SEC on November 2, 2020; and

●	the description of our Common Stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on April 19, 2004, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by this prospectus has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Frank D. Heuszel

Document Security Systems, Inc.

200 Canal View Boulevard, Suite 104

Rochester, NY 14623

Tel: +1-585-325-3610

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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$18,000,000

Common Stock

DOCUMENT SECURITY SYSTEMS, INC.

PROSPECTUS

              , 2020

Aegis Capital Corp.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and NYSE American LLC additional listing fee.

Item	Amount to be paid
SEC registration fee	$2,258
FINRA filing fee	3,105
Printing fees and expenses	-
Legal fees and expenses	110,000
Accounting fees and expenses	10,000
Underwriter’s expenses	75,000
Transfer agent’s fees and expenses	5,000
Miscellaneous fees and expenses	-
Total	$205,363

Item 14. Indemnification of Directors and Officers

Under the provisions of the certificate of incorporation and by-laws of the registrant, as amended, as of the date of this Registration Statement, each person who is or was a director, officer or employee of registrant shall be indemnified by the registrant to the full extent permitted or authorized by the Business Corporation Law of the State of New York, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition.

Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the registrant, such person shall be indemnified against expenses (including attorneys’ fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (a) expenses (including attorneys’ fees) and (b) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, had no reasonable cause to believe such person’s conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorney’s fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant.

Item 15. Recent Sales of Unregistered Securities

July 3, 2018

On July 3, 2018, the Company closed the sale of 7,143 shares of its common stock, par value $0.02 per share, to a related party accredited investor, Heng Fai Holdings Limited. The purchase price was $42.00 per share, for total proceeds of $300,000. The shares of common stock were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

December 17, 2018

On December 17, 2018, the Company sold 20,408 shares of its common stock to an accredited investor, at a price of $29.40 per share. The shares of common stock were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

February 18, 2019

On February 18, 2019, the Company entered into a Convertible Promissory Note with LiquidValue Development Pte Ltd in the principal sum of $500,000, of which up to $500,000 could be paid by the conversion of such amount into the Company’s common stock, par value $0.02 per share, up to a maximum of 14,881 shares of common stock (the “Maximum Conversion Amount”), at a conversion price of $33.60 per share. Effective on March 25, 2019, LiquidValue Development Pte Ltd exercised its conversion option and converted the Maximum Conversion Amount under the Note. The shares of common stock were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On February 18, 2019, the Company issued 4,348 shares of the Company’s common stock in conjunction with the signing of a Master Distributor Agreement with Advanced Cyber Security Corp. (“ACS”) to for the Company to distribute ACS’s EndpointLockV™ cyber security software exclusively in thirteen countries in Asia and Australia, and non-exclusively, in the United States and Middle East. The shares of common stock were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

March 2019

In March 2019, the Company issued 130,435 shares of the Company’s common stock in conjunction with the signing of a Master Distributor Agreement with Advanced Cyber Security Corp. (“ACS”) to for the Company to distribute ACS’s EndpointLockV™ cyber security software exclusively in thirteen countries in Asia and Australia, and non-exclusively, in the U.S. and Middle East.

November 1, 2019

On November 1, 2019, the Company entered into and closed on a subscription agreement (the “Subscription Agreement”) with Mr. Heng Fai Ambrose Chan, Chairman of the Board of Directors of the Company. Pursuant to the Subscription Agreement, Mr. Chan purchased 200,000 shares of the Company’s common stock at a purchase price of $9.11 per share, resulting in gross proceeds to the Company of $1,822,200, before deductions for placement agent fees and other expenses (the “Offering”).

Aegis Capital Corp. (the “Placement Agent”) acted as the exclusive placement agent for the Offering. In connection with the Offering, the Placement Agent received commissions of 8.0% of the total proceeds raised in the Offering, a non-accountable expense allowance equal to 1.0% of the total proceeds raised in the Officering, and a reimbursement of $35,000 of accountable expenses.

The common stock sold in the Offering described above were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Rule 506(b) of Regulation D promulgated under the Securities Act, since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

October 16, 2020

On October 16, 2020 the Company issued 662,500 shares of the Company’s common stock upon the conversion of 4,293 shares of Series A Preferred Stock. Shares of Series A Preferred Stock have a value of $1,000 per share and may be converted into shares of the Company’s common stock at a conversion price of $6.48 per share, subject to a 19.9% beneficial ownership conversion limitation based on the total issued and outstanding shares of common stock of the Company beneficially owned by the holder. There is no cash or other consideration paid by the holder converting the shares and, accordingly, there is no cash or other consideration received by the Company.

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Item 16. Exhibits and financial statement schedules

(a) Exhibits

Exhibit	Description
1.1	Form of Underwriting Agreement. *
3.1	Certificate of Incorporation of Document Security Systems, Inc., as amended (incorporated by reference to exhibit 3.1 to Form 10-K dated March 31, 2011)
3.2	Certificate of Amendment of the Certificate of Incorporation of Document Security Systems, Inc. (incorporated by reference to exhibit 3.1 to Form 8-K dated August 25, 2016).
3.3	Certificate of Amendment of the Certificate of Incorporation of Document Security Systems, Inc. (incorporated by reference to exhibit 3.1 to Form 8-K dated August 21, 2020).
3.4	Fifth Amended and Restated By-Laws of Document Security Systems, Inc. (incorporated by reference to exhibit 3.1 to Form 8-K dated April 26, 2019).
4.1	Specimen Common Stock Certificate of the Registrant (incorporated by reference to exhibit 4.1 to Form S-3 dated April 5, 2019).
5.1	Opinion of Sichenzia Ross Ference LLP. *
10.1	Document Security Systems, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Annex H to Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 originally filed with the SEC on November 26, 2012).
10.2	Investment Agreement dated as of February 13, 2014 by and among DSS Technology Management, Inc., Document Security Systems, Inc., Fortress Credit Co LLC and the Investors named therein (incorporated by reference to exhibit 10.1 to Form 8-K dated February 18, 2014).
10.3	Form of Securities Purchase Agreement for September 2015 Financing (incorporated by reference to exhibit 10.1 to Form 8-K dated September 17, 2015).
10.4	Form of Common Stock Purchase Warrant for September 2015 Financing (incorporated by reference to exhibit 10.2 to Form 8-K dated September 17, 2015).
10.5	Form of amended Securities Purchase Agreement for September 2015 Financing (incorporated by reference to exhibit 10.1 to Form 8-K dated October 2, 2015).
10.6	Form of amended Securities Purchase Agreement (incorporated by reference to exhibit 10.1 to Form 8-K dated November 30, 2015).
10.7	Patent Purchase Agreement between Document Security Systems, Inc. and Intellectual Discovery Co., Ltd. dated November 10, 2016 (incorporated by reference to exhibit 10.28 to Form 10-K dated March 28, 2017).
10.8	Patent License Agreement between Document Security Systems, Inc. and Intellectual Discovery Co., Ltd. dated November 10, 2016 (incorporated by reference to exhibit 10.29 to Form 10-K dated March 28, 2017).
10.9	Proceeds Investment Agreement between Document Security Systems, Inc. and Brickell Key Investments LP dated November 14, 2016 (incorporated by reference to exhibit 10.30 to Form 10-K dated March 28, 2017).
10.10	Common Stock Purchase Warrant between Document Security Systems, Inc. and Brickell Key Investments LP dated November 14, 2016 (incorporated by reference to exhibit 10.31 to Form 10-K dated March 28, 2017).
10.11	First Amendment to Investment Agreement and Certain Other Documents between DSS Technology Management, Inc., Document Security Systems, Inc., Fortress Credit Co LLC and Investors dated December 2, 2016 (incorporated by reference to exhibit 10.32 to Form 10-K dated March 28, 2017).
10.12	Form of Loan Agreement between Premier Packaging Corporation and Citizens Bank, N.A. (incorporated by reference to exhibit 10.1 to Form 8-K dated July 28, 2017).
10.13	Form of Term Note Non-Revolving Line of Credit Agreement between Premier Packaging Corporation and Citizens Bank, N.A. (incorporated by reference to exhibit 10.2 to Form 8-K dated July 28, 2017).
10.14	Form of Security Agreement between Premier Packaging Corporation and Citizens Bank, N.A. (incorporated by reference to exhibit 10.3 to Form 8-K dated July 28, 2017).
10.15	Form of Common Stock Purchase Warrant (incorporated by reference to exhibit 4.1 to Form 8-K dated September 6, 2017).
10.16	Form of Securities Purchase Agreement (incorporated by reference to exhibit 10.1 to Form 8-K dated September 6, 2017).

II-3

10.17	Securities Exchange Agreement, dated September 12, 2017, between Document Security Systems, Inc. and Hengfai Business Development Pte. Ltd. (incorporated by reference to exhibit 10.1 to Form 8-K dated September 15, 2017).
10.18	Form of Loan Agreement between Plastic Printing Professionals, Inc. and Citizens Bank, N.A. (incorporated by reference to exhibit 10.1 to Form 8-K dated December 6, 2017).
10.19	Form of Term Note Non-Revolving Line of Credit Agreement between Plastic Printing Professionals, Inc. and Citizens Bank, N.A. (incorporated by reference to exhibit 10.2 to Form 8-K dated December 6, 2017).
10.20	Form of Security Agreement between Plastic Printing Professionals, Inc. and Citizens Bank, N.A. (incorporated by reference to exhibit 10.3 to Form 8-K dated December 6, 2017).
10.21	Executive Employment Agreement with Frank D. Heuszel (incorporated by reference to exhibit 10.1 to Form 10-Q dated November 13, 2019).
10.22	Executive Employment Agreement with Mr. Jason Grady (incorporated by reference to exhibit 10.2 to Form 10-Q dated November 13, 2019).
10.23	Executive Employment Agreement with Mr. Heng Fai Ambrose Chan (incorporated by reference to exhibit 10.3 to Form 10-Q dated November 13, 2019).
10.24	Document Security Systems, Inc. 2020 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to exhibit 10.24 to Form 10-K dated March 31, 2020).
10.25	Term Sheet dated March 3, 2020 (incorporated by reference to exhibit 10.1 to Form 8-K dated March 6, 2020).
10.26	Promissory Note dated March 3, 2020 (incorporated by reference to exhibit 10.2 to Form 8-K dated March 6, 2020).
10.27	Form of Warrant (incorporated by reference to exhibit 10.3 to Form 8-K dated March 6, 2020).
10.28	Stockholder Agreement (incorporated by reference to exhibit 10.4 to Form 8-K dated March 6, 2020).
10.29	Term Sheet dated March 12, 2020 (incorporated by reference to exhibit 10.29 to Form 10-K dated March 31, 2020).
10.30	Share Exchange Agreement dated as of April 27, 2020, among Document Security Systems, Inc., DSS BioHealth Security, Inc., Singapore eDevelopment Limited and Global BioMedical Pte Ltd. (incorporated by reference to exhibit 10.4 to Form 8-K dated May 1, 2020)
21.1	Subsidiaries of Document Security Systems, Inc. *
23.1	Consent of Freed Maxick CPAs, P.C. **
23.2	Consent of Turner, Stone & Company, L.L.P. **
99.1	Impact BioMedical’s Audited Consolidated Financial Statements and the notes related thereto (incorporated by reference to exhibit 99.1 to Form 8-K/A dated June 8, 2020).
99.2.	Impact BioMedical’s Interim Unaudited Consolidated Financial Statement and the notes related thereto (incorporated by reference to exhibit 99.2 to Form 8-K/A dated June 8, 2020).
99.3	Unaudited Pro Forma Condensed Combined Financial Statements of DSS and Impact BioMedical and the notes related thereto (incorporated by reference to exhibit 99.3 to Form 8-K/A dated June 8, 2020).
99.4	Unaudited Pro Forma Interim Condensed Combined Financial Statements of DSS and Impact BioMedical and the notes related thereto (incorporated by reference to exhibit 99.1 to Form 8-K/A dated November , 2020).

*	To be filed by amendment
**	Filed herewith

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, New York, on November 4, 2020.

Document Security Systems, Inc.

By:	/s/ Frank D. Heuszel
Frank D. Heuszel
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank D. Heuszel his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Frank D. Heuszel	Chief Executive Officer	November 4, 2020
Frank D. Heuszel	Principal Executive Officer and Director

/s/ Todd D. Macko	Interim Chief Financial Officer,	November 4, 2020
Todd D. Macko	Principal Financial and Accounting Officer

/s/ Heng Fai Ambrose Chan	Chairman of Board of Document Security Systems, Inc.,	November 4, 2020
Heng Fai Ambrose Chan	Director and CEO of DSS International Inc.

/s/ José Escudero	Director	November 4, 2020
José Escudero

/s/ Sassuan Lee	Director	November 4, 2020
Sassuan Lee

/s/ John Thatch	Director	November 4, 2020
John Thatch

/s/ Wah Wai Lowell Lo	Director	November 4, 2020
Wah Wai Lowell Lo

/s/ Tung Moe Chan	Director	November 4, 2020
Tung Moe Chan

/s/ Wai Leung William Wu	Director	November 4, 2020
Wai Leung William Wu

* By:	/s/ Frank D. Heuszel
Frank D. Heuszel
Attorney-in-fact

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